EXHIBIT 5
February 26, 2010
Board of Directors
SurModics, Inc.
9924 West 74th Street
Eden Prairie, Minnesota 55344
     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 1,500,000 shares of common stock, par value $0.05 per share (“Common Stock”), of SurModics, Inc., a Minnesota corporation (the “Company”), pursuant to the SurModics, Inc. 2009 Equity Incentive Plan (the “Plan”), and an additional undetermined number of shares of Common Stock equal to the number of shares of Common Stock represented by any stock option or restricted stock award that is forfeited or terminates without vesting, or any stock option that terminates, expires or lapses without being exercised, under the SurModics, Inc. 2003 Equity Incentive Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the shares of Common Stock under the Plan and that, when issued and sold as contemplated by the Plan and the Registration Statement, such shares of Common Stock will be legally issued, fully paid, and nonassessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ Gordon S. Weber
Gordon S. Weber